UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: February 22, 2019
(Date of earliest event reported)

SUN COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-12616	38-2730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27777 Franklin Rd.
Suite 200
Southfield, Michigan	48034
(Address of Principal Executive Offices)	(Zip Code)

(248) 208-2500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

[ ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 8.01    Other Events.

On February 21, 2019, Sun Communities, Inc. (the “Company”) filed its Annual Report on Form 10-K for the year ended December 31, 2018. The risk factor titled “Certain provisions in our governing documents may make it difficult for a third-party to acquire us.” in Item 1A of the Form 10-K inadvertently omitted certain language describing the amount the Company will pay if it exercises its option, in lieu of conversion, to make a cash payment to Series A-4 preferred stockholders who elect to convert shares of Series A-4 preferred stock to shares of common stock. The risk factor is corrected as follows:

Certain provisions in our governing documents may make it difficult for a third party to acquire us.

9.8 percent Ownership Limit. In order to qualify and maintain our qualification as a REIT, not more than 50 percent of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals. Thus, ownership of more than 9.8 percent, in number of shares or value, of the issued and outstanding shares of our capital stock by any single stockholder has been restricted, with certain exceptions, for the purpose of maintaining our qualification as a REIT under the Code. Such restrictions in our charter do not apply to Milton M. Shiffman, Gary A. Shiffman, and Robert B. Bayer; trustees, personal representatives and agents to the extent acting for them or their respective estates; or certain of their respective relatives.

The 9.8 percent ownership limit, as well as our ability to issue additional shares of common stock or shares of other stock (which may have rights and preferences over the common stock), may discourage a change of control of the Company and may also: (1) deter tender offers for the common stock, which offers may be advantageous to stockholders; and (2) limit the opportunity for stockholders to receive a premium for their common stock that might otherwise exist if an investor were attempting to assemble a block of common stock in excess of 9.8 percent of our outstanding shares or otherwise effect a change of control of the Company.

Preferred Stock. Our charter authorizes the Board of Directors to issue up to 20,000,000 shares of preferred stock and to establish the preferences and rights (including the right to vote and the right to convert into shares of common stock) of any shares issued.

Our charter designates 6,364,770 shares of preferred stock as 6.50% Series A-4 Cumulative Convertible Preferred Stock, $0.01 par value per share (“Series A-4 preferred stock”), of which 1,062,789 shares were issued and outstanding as of December 31, 2018. The power to issue preferred stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the stockholders’ interest.

Subject to certain limitations, upon written notice to us, each holder of shares of Series A-4 preferred stock at its option may convert each share of Series A-4 preferred stock held by it for that number of shares of our common stock equal to the quotient obtained by dividing $25.00 by the then-applicable conversion price. The initial conversion price is $56.25, so initially each share of Series A-4 preferred stock is convertible into approximately 0.4444 shares of common stock. The conversion price is subject to adjustment upon various events. At our option, instead of issuing the shares of common stock to the converting holder of Series A-4 preferred stock as described above, we may make a cash payment to the converting holder with respect to each share of Series A-4 preferred stock the holder desires to convert equal to the product of (i) the fair market value of one share of our common stock and (ii) the number of shares of common stock that would have otherwise been issued to the converting holder of Series A-4 preferred stock. If, at any time after November 26, 2019, the volume weighted average of the daily volume weighted average price of a share of our common stock on the New York Stock Exchange (“NYSE”) equals or exceeds 115.5 percent of the then prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days, then, within 10 days thereafter, upon written notice to the holders thereof, we may convert each outstanding share of Series A-4 preferred stock into that number of shares of common stock equal to the quotient obtained by dividing $25.00 by the then prevailing conversion price.

These features of the Series A-4 preferred stock may have the effect of inhibiting a third party from making an acquisition proposal for the Company or of delaying, deferring or preventing a change of control of the Company under circumstances that otherwise could provide the holders of our common stock and preferred stock with the opportunity to realize a premium over the then-current market price or that stockholders may otherwise believe is in their best interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN COMMUNITIES, INC.
Dated: February 22, 2019	By:	/s/ Karen J. Dearing
Karen J. Dearing, Executive Vice President, Chief Financial Officer, Secretary and Treasurer